Exhibit 99.1

Third Quarter 2002

Investment Summary

Dollar amounts in thousands, except cost per unit amounts

Operating Communities	Q12002	Q22002	Q32002

Garden:
Communities	167	165	166
Units	56,189	55,200	55,372
Total Investment	$4,872,162	$4,852,490	$4,893,290
Cost per Unit	$86,710	$87,907	$88,371

High-Rise:
Communities	48	50	50
Units	21,265	22,000	22,000
Total Investment	$3,206,168	$3,486,645	$3,509,579
Cost per Unit	$150,772	$158,484	$159,526

Total Portfolio:
Communities	215	215	216
Units	77,454	77,200	77,372
Total Investment	$8,078,330	$8,339,135	$8,402,869
Cost per Unit	$104,298	$108,020	$108,603

Total Portfolio Capital Expenditures - Cost per Unit	Q12002	Q22002	Q32002	YTD2002

Acquisition Expenditures	$49	$27	$41	$117
Redevelopment Expenditures	$505	$498	$742	$1,745
Recurring Capital Expenditures	$80	$101	$124	$305
Acquisitions
Communities	2	2	—	4
Units	242	712	—	954
Total Investment	$33,046	$235,760	—	$268,806
Cost per Unit	$136,554	$331,124	—	$281,767
Dispositions(1)
Communities	2	4	1	7
Units	360	1,411	280	2,051
Gross Sales Proceeds	$20,200	$119,150	$24,638	$163,988
Gains	$1,281	$39,937	$3,531	$44,749

NOTE

(1)	In addition, we disposed of one retail property in the third quarter of 2002 with gross sales proceeds of $12.5 million and a gain of $3.6 million.

Third Quarter 2002

Development Summary

Dollar amounts in thousands, except cost per unit amounts

Third Quarter Summary	Q12002	Q22002	Q32002	YTD2002

Starts During Period
Communities	1	—	3	4
Units	165	—	449	614
Total Investment	$27,596	—	$80,544	$108,140
Total Cost Per Unit	$167,248		$179,385	$176,124
Completions During Period
Communities	1	2	2	5
Units	412	445	452	1,309
Total Investment	$69,581	$102,988	$57,340	$229,909
Total Cost Per Unit	$168,886	$231,434	$126,858	$175,637
Stabilizations During Period (1)
Communities	1	—	4	5
Units	412	—	897	1,309
Total Investment	$69,581	—	$160,328	$229,909
Total Cost Per Unit	$168,886		$178,738	$175,637
Under Construction at End of Period
Communities	10	8	9	9
Units	2,565	2,120	2,117	2,117
Total Investment	$496,854	$395,856	$419,963	$419,963
Total Cost Per Unit	$193,705	$186,725	$198,376	$198,376
Investment to Date	$349,304	$294,782	$293,370	$293,370
Development Expenditures During Period	$58,315	$55,648	$38,285	$152,248

					Actual or	Expected
	Number of	Investment at	Total		Expected Date	Stabilization
Development Pipeline	Units	9/30/02	Investment	Start Date	for First Units(2)	Date	% Leased(3)

West Division (Garden)
Los Angeles County, California
Archstone Playa Del Rey	305	$46,473	$76,335	Q2/01	Q3/03	Q2/04	N/A
Archstone Pasadena	120	10,093	30,528	Q3/02	Q2/04	Q4/04	N/A

	425	56,566	106,863
Ventura County, California
Archstone Camarillo	165	13,905	27,596	Q1/02	Q3/03	Q1/04	N/A
Seattle, Washington
Remington Park II	108	3,663	12,780	Q3/02	Q3/03	Q2/04	N/A

Total West Division	698	74,134	147,239

East Division (Garden)
Denver, Colorado
Archstone Riverfront Park	273	34,990	46,655	Q3/01	Q4/02	Q3/03	N/A
Stamford, Connecticut
Archstone Stamford	160	33,614	34,381	Q3/00	Q2/02	Q4/02	90.63%
Washington, D.C
Archstone Vandorn	285	33,758	42,435	Q3/01	Q3/02	Q4/03	36.14%
Rockville Town Center	221	12,065	37,236	Q3/02	Q4/03	Q3/04	N/A

	506	45,823	79,671

Total East Division	939	114,427	160,707

Charles E. Smith Division (High-Rise)
Chicago, Illinois
Park Millenium	480	104,809	112,017	Q2/00	Q2/02	Q3/03	46.88%

Total Charles E. Smith Division	480	104,809	112,017

Total Communities Under Construction	2,117	$293,370	$419,963

NOTES

(1)	Stabilizations During Period: Completed development communities achieving 93% occupancy at stabilized market rental rates.

(2)	Represents the quarter that the first completed units were occupied (or are expected to be occupied).

(3)	The percentage leased is based on leased units divided by total number of units in the communities (completed and under construction) as of September 30, 2002. “N/A” is shown where Lease-Up has not yet commenced. Archstone-Smith begins leasing units prior to completion of the entire community.